N. DAMODAR REDDY


                                  June 23, 1997

Mr. Robert H. C. Tsao
Chairman, United Microelectronics Corporation
No. 13, Innovation Rd. 1
Science-Based Industrial Park
Hsin-Chu City, Taiwan, R.O.C.

Dear Bob:

                  United  Microelectronics   Corporation  ("UMC")  has  informed
Alliance Semiconductor Corporation ("Alliance") that payment of the second installment of Alliance's purchase of stock of United Silicon, Inc. ("USI") is due by July 7, 1997. Alliance understands that this payment will be in the amount of approximately NTD 187.5 million, for 18.75 million shares of USI stock, at a per share price of NTD 10 per share.

                  Alliance proposes that UMC make the above NTD 187.5 million payment, and extend Alliance an option to purchase from UMC up to the 18.75 million shares of USI stock, on the following terms:

                  (i) The purchase price under these options will be at a per share price, with the price per share being equal to NTD 10 plus interest calculated at a cumulative rate of 8.5% per annum (with interest accruing from July 7, 1997 to the closing date(s) of the purchase of the shares subject to the options). Alliance shall pay the purchase price in U.S. dollars, with the exchange rate calculated as of the day of payment.

                  (ii) Alliance may exercise these options with at least fifteen days advance written notice to UMC given on or before December 16, 1997, but all unexercised options will expire if not fully exercised (including full payment to UMC for the shares involved) on or before midnight December 31, 1997 (Taiwan, R.O.C. time).

                  (iii) Subject to the terms of this letter agreement (the "Agreement"), Alliance can exercise its option all at once, or in installments, and thus, with at least fifteen days' advance written notice to UMC, can select its closing date(s) at times it finds convenient, so long as the last such date occurs on or before December 31, 1997.

                  The  parties  also agree that other than the option to acquire
18.75 million shares of USI, Alliance has no other agreement, understanding and/or rights from or with UMC and/or USI with respect to any purchase of additional shares of USI which would have the effect, in the event Alliance exercises the above option, of increasing Alliance's ownership in USI to more than 5%, and/or, in the event Alliance does not exercise the above option, of increasing Alliance's ownership in USI to more than its now-current holdings of
37.5 million shares of USI.

Robert H. C. Tsao
June 23, 1997
Page 2

                  The parties further agree that (a) this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (b) the terms of Article 9 of the Foundry Venture Agreement dated as of September 29, 1995 by and among Alliance and UMC are incorporated by reference as if set forth fully herein, in each case with this Agreement deemed to be one of the Venture Agreements.

                  We are pleased with the history of cooperation in these matters shown by the parties, and request that you confirm the above agreement in the space provided below.

                                                  Very truly yours,


                                                  /s/ N. D. Reddy
                                                  N. Damodar Reddy
                                                  President


Agreed on behalf of United Microelectronics Corporation


By:    /s/ R. Tsao
       -----------------
Name:  Robert H. C. Tsao
Title: Chairman